Exhibit 4(h)

JOINT VENTURE AGREEMENT

(1) SMART COMMUNICATIONS, INC.

(2) BAMBINO 106. V V UG (HAFTUNGSBESCHRÄNKT)

(3) ROCKET INTERNET AG

List of Annexes

Annex 1.2	Shareholding of MePay Global in Global Remittance
Annex 3.4	Articles of Association MePay Global
Annex 5.4.1	Shareholders’ Agreements
Annex 9.1	Group Structure Chart
Annex 11.2	Rules of Procedure for the Board of Directors
Annex 17.5.1	Exempted Participations

List of Definitions

Affiliate	Shall have the meaning as defined in Section 23.2
Agreement	Shall have the meaning as defined in Section 1
Articles	Shall have the meaning as defined in Section 3.4
Asia IH	Shall have the meaning as defined in Section 5.4.1
Board of Directors	Shall have the meaning as defined in Section 11.1
Budget	Shall have the meaning as defined in Section 10.2
Business Day	Shall have the meaning as defined in Section 23.3
Capital Increase Account	Shall have the meaning as defined in Section 3.2.2
Cash Funding Plan	Shall have the meaning as defined in Section 10.3
Change of Control	Shall have the meaning as defined in Section 18.2
Clearance Date	Shall have the meaning as defined in Section 4.1
Closing Date	Shall have the meaning as defined in Section 3.3.3
Condition Precedent	Shall have the meaning as defined in Section 2.1
Confidential Information	Shall have the meaning as defined in Section 19.2
Contribution Amount Rocket	Shall have the meaning as defined in Section 3.2.2
Contribution Amount SMART	Shall have the meaning as defined in Section 3.3.2
Deadlock	Shall have the meaning as defined in Section 13.2
Deadlock Notice	Shall have the meaning as defined in Section 13.3
Director	Shall have the meaning as defined in Section 11.2
Exclusivity Obligation	Shall have the meaning as defined in Section 17.2
Existing Obligations	Shall have the meaning as defined in Section 5.4.1
Fair Market Value	Shall have the meaning as defined in Section 7.1
FTEs	Shall have the meaning as defined in Section 10.4.2.1
Further Payment Assets	Shall have the meaning as defined in Section 7.1
Global Remittance	Shall have the meaning as defined in Preamble 1.2
Global Remittance SHA	Shall have the meaning as defined in Section 5.1.2
Global Remittance Shares	Shall have the meaning as defined in Section 6.1.1
IP Rights	Shall have the meaning as defined in Section 15.3
Longstop Date	Shall have the meaning as defined in Section 2.4
MePay Global	Shall have the meaning as defined in Preamble 1.2
MePay Global Business Plan	Shall have the meaning as defined in Section 8.5
MePay Global Shares	Shall have the meaning as defined in Section 6.1.1
MePay Technologies Singapore	Shall have the meaning as defined in Section 8.3
MePay Operations Philippines	Shall have the meaning as defined in Section 5.2.1 (c)
MePay Technologies Philippines	Shall have the meaning as defined in Section 5.2.1
MePay Technologies Philippines Shares	Shall have the meaning as defined in Section 5.2.1
New Shares Rocket	Shall have the meaning as defined in Section 3.2.1
New Shares SMART	Shall have the meaning as defined in Section 3.3.1
Offer Notice	Shall have the meaning as defined in Section 13.6
Other SHA Parties	Shall have the meaning as defined in Section 5.1.2
Ooredoo	Shall have the meaning as defined in Section 5.4.2
Opportunity	Shall have the meaning as defined in Section 17.1

Parties	Shall have the meaning as defined in Definition of Parties (3)
Partner	Shall have the meaning as defined in Definition of Parties (3)
Partners	Shall have the meaning as defined in Definition of Parties (3)
Party	Shall have the meaning as defined in Definition of Parties (3)
Payleven	Shall have the meaning as defined in Preamble 1.2
Payleven SHA	Shall have the meaning as defined in Section 5.1.2
Payleven Shares	Shall have the meaning as defined in Section 5.1.2
Payment Services	Shall have the meaning as defined in Section 17.2
Paymill	Shall have the meaning as defined in Preamble 1.2
Paymill SHA	Shall have the meaning as defined in Section 5.1.2
Paymill Shares	Shall have the meaning as defined in Section 5.1.2
PLDT	Shall have the meaning as defined in Preamble 1.1
Regional Holdings	Shall have the meaning as defined in Section 5.4.1
Representatives	Shall have the meaning as defined in Section 19.1.2
Related Party	Shall have the meaning as defined in Section 5.1.2
Relevant Competition Authority	Shall have the meaning as defined in Section 4.2
Review End Date	Shall have the meaning as defined in Section 4.2
Rocket	Shall have the meaning as defined in Definition of Parties (2)
Rocket AG	Shall have the meaning as defined in Definition of Parties (3)
Rocket Capital Increase	Shall have the meaning as defined in Section 3.2
Rocket Capital Increase Resolution	Shall have the meaning as defined in Section 3.2
Rocket Contribution Payment Assets	Shall have the meaning as defined in Section 5.1.1
Rules of Procedure	Shall have the meaning as defined in Section 11.2
Signing Date	Shall have the meaning as defined in Section 4.2
SMART	Shall have the meaning as defined in Definition of Parties (1)
SMART Capital Increase	Shall have the meaning as defined in Section 3.3
SMART Capital Increase Resolution	Shall have the meaning as defined in Section 3.3
SMART Contribution Payment Assets	Shall have the meaning as defined in Section 5.2.2
SMI	Shall have the meaning as defined in Preamble 1.1
Transaction	Shall have the meaning as defined in Section 4.1
Transfer Obligations	Shall have the meaning as defined in Section 5.1.2
Trustee	Shall have the meaning as defined in Section 5.1.1
Unresolved Deadlock	Shall have the meaning as defined in Section 13.5
Unresolved Deadlock Notice	Shall have the meaning as defined in Section 13.5
Waiver Letters	Shall have the meaning as defined in Section 5.1.3

JOINT VENTURE AGREEMENT

BETWEEN

(1)	SMART COMMUNICATIONS, INC., a corporation duly organized and existing under and by virtue of the laws of the Philippines with its statutory seat in Makati City, Philippines, registered with the Securities and Exchange Commission of the Republic of the Philippines with company register number 186066, having its business address at 6799 Ayala Avenue, Makati City, Philippines (“SMART”);

(2)	BAMBINO 106. V V UG (HAFTUNGSBESCHRÄNKT), a limited liability company under the laws of Germany, registered with the commercial register of the local court of Berlin-Charlottenburg, Germany under registration number HRB 140396, having its business address at Johannisstraße 20, 10117 Berlin, Germany (“Rocket”); and

(3)	ROCKET INTERNET AG, a publicly listed stock corporation under the laws of Germany, registered with the commercial register of the local court of Berlin-Charlottenburg, Germany, under registration number HRB 159634, having its business address at Johannisstraße 20, 10117 Berlin, Germany (“Rocket AG”)

(each of SMART and Rocket a “Partner” and collectively the “Partners” and each of SMART, Rocket and Rocket AG a “Party” and collectively the “Parties”).

1.	PREAMBLE

1.1	Philippine Long Distance Telephone Company (“PLDT”) is the leading publicly listed telecommunications service provider in the Philippines. It operates three main business segments (wireless, fixed and others) and offers the largest and most diversified range of telecommunications services in the Philippines. Wireless telecommunications services are mainly provided by PLDT’s subsidiary SMART, which operates a payment platform through its subsidiary SMART e-Money, Inc., a corporation duly organized and existing under and by virtue of the laws of the Philippines with its statutory seat in Pasig City, Philippines, registered with the Securities and Exchange Commission of the Republic of the Philippines with company register number CS200708880, having its business address at Vitro Data Center, C.P Garcia corner Danny Floro Sts. Bagong Ilog, Pasig City, Philippines (“SMI”).

1.2	Rocket is a wholly-owned subsidiary of Rocket AG. Rocket holds participations in three companies active in the field of mobile and online payment systems, namely Payleven Holding GmbH, a limited liability company under the laws of Germany, registered with the commercial register of the local court of Berlin-Charlottenburg, Germany, under registration number HRB 138390, having its business address at Johannisstraße 20, 10117 Berlin, Germany (“Payleven”), Paymill Holding GmbH, a limited liability company under the laws of Germany, registered with the commercial register of the local court of Berlin-Charlottenburg, Germany, under registration number HRB 141787, having its business address at Johannisstraße 20, 10117 Berlin, Germany (“Paymill”) and ECommerce Pay Holding S.à r.l., a limited liability company (sociètè à responsibilitèe limitée) under the laws of the Grand Duchy of Luxembourg with its statutory seat in Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 182324, having its business address at 7, avenue J.P. Pescatore, L-2324 Luxembourg (“MePay Global”), which in turn holds a participation in Ecommerce Pay Emerging Markets S.à r.l., a limited liability company (société à responsabilité limitée) under the laws of the Grand Duchy of Luxembourg with its statutory seat in Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 184719, having its business address at 7, avenue J.P. Pescatore, L-2324 Luxembourg, Grand Duchy of Luxembourg (“Global Remittance”). Details of the shareholding of MePay Global in Global Remittance are set forth in Annex 1.2.

1.3	The Partners intend to cooperate with each other globally to both Partners’ benefit in the area of mobile and online payment systems and intend to establish MePay Global as a joint venture company designated to such services.

NOW THEREFORE the Parties are entering into this present joint venture agreement (the “Agreement”).

2.	CONDITION PRECEDENT

2.1	The obligations of Rocket to adopt the Capital Increase Resolution (as set forth in Section 3.2) and to amend and restate the Articles (as set forth in Section 3.4) as well as the obligations of Rocket to effect the Rocket Contribution Payment Assets and of SMART to effect the SMART Contribution Payment Assets as well as the obligations of the Parties under Section 17 (Exclusivity) are all subject to the condition precedent (the “Condition Precedent”) being fulfilled that the Clearance Date (as defined in Section 4.1 below) has occurred.

2.2	The Partners may waive (and may become obliged to waive pursuant to Section 4.3) the Condition Precedent, at any time and in whole or in part, by mutual written agreement between the Partners. The effect of a waiver shall be limited to eliminating the need that the Condition Precedent be satisfied for the obligations of the Partners under Section 3 that are subject thereto to become unconditional and, unless otherwise agreed, shall not limit or prejudice any claims that a waiving Partner may have with respect to any circumstances relating to the Condition Precedent not having been satisfied.

2.3	The Partners shall satisfy their obligations pursuant to Section 0 in order to achieve that the Condition Precedent is satisfied as soon as possible.

2.4	In the event that the Condition Precedent is not satisfied or waived in accordance with this Agreement at the latest nine months after the Signing Date (the “Longstop Date”) each Partner may terminate this Agreement unless the non-satisfaction of the Condition Precedent was caused by a breach of such Partner’s or any of such Partner’s Affiliate’s obligations under this Agreement provided that any right of a Partner to terminate this Agreement pursuant to this Section 2.4 shall cease (verfallen) upon the Condition Precedent being satisfied or duly waived. For the avoidance of doubt, the right of either Partner to seek, instead of exercising the termination right provided for hereunder, specific performance with respect to the obligations to be satisfied by another Partner with respect to the Condition Precedent shall remain unaffected.

2.5	In case of a termination pursuant to Section 2.4 neither Rocket nor SMART shall have any obligation or liability towards the respective other Partner except that (i) any liability of any Partner for damages already due on the date of termination or for damages for a breach of this Agreement, and (ii) the provisions of Sections 19 (Confidentiality and Public Announcements) and 23 (Miscellaneous) shall survive and remain in full force and effect.

3.	ESTABLISHMENT OF THE JOINT VENTURE STRUCTURE; CAPITAL INCREASES

3.1	The Partners intend to create a joint venture structure by increasing the registered capital of MePay Global as set forth in this Section 3 and by contributing certain participations currently held by the Partners into MePay Global as set forth in Section 5.

3.2	In a first step, Rocket as the current sole shareholder of MePay Global, undertakes to increase the registered share capital of MePay Global against contribution in cash (Barkapitalerhöhung) from EUR 12,500 by EUR 12,500 to EUR 25,000 (the “Rocket Capital Increase”) immediately after the date when the Condition Precedent has been satisfied or waived in accordance with this Agreement, by way of a notarized shareholders’ resolution (the “Rocket Capital Increase Resolution”) as follows:

3.2.1	In the course of the Rocket Capital Increase and pursuant to this Agreement, 12,500 (twelve thousand five hundred) new shares with a nominal value of EUR 1.00 (one Euro) each (“New Shares Rocket”) shall be issued. The New Shares Rocket shall bear the right to participate in the profits of MePay Global for the then current and all previous fiscal years. Rocket shall subscribe for the New Shares Rocket immediately after the Rocket Capital Increase Resolution has been passed in a notarial deed in Luxembourg.

3.2.2	Prior to the passing of the Rocket Capital Increase Resolution, but not before the date which is five (5) Business Days after the date when the Condition Precedent has been satisfied or waived in accordance with this Agreement, Rocket shall pay to MePay Global a cash contribution in respect of the New Shares Rocket to be subscribed for equal to the total nominal value of the aggregate number of the respective New Shares to be subscribed for (the “Contribution Amount Rocket”) onto a bank account (which is not an overdraft account) of MePay Global (statement of use: “New Shares Rocket”) as will be notified to the Partners by MePay Global separately (the “Capital Increase Account”).

The Partners agree that the Contribution Amount Rocket paid in respect of the New Shares Rocket by Rocket shall not be used for payments until such time as the Rocket Capital Increase Resolution is effective, i.e. as from the execution of the notarial deed recording the Rocket Capital Increase Resolution.

3.3	In a second step, Rocket, as the current sole shareholder of MePay Global, undertakes to further increase the registered share capital of MePay Global against contribution in cash (Barkapitalerhöhung) from EUR 25,000 by EUR 25,000 to EUR 50,000 (the “SMART Capital Increase”) immediately after the Rocket Contribution Payment Assets (as defined below) has been completed (but subject to SMART having first complied with Section 3.3.2 below), by way of a notarized shareholders’ resolution (the “SMART Capital Increase Resolution”) as follows:

3.3.1	In the course of the SMART Capital Increase and pursuant to this Agreement, 25,000 (twenty-five thousand) new shares with a nominal value of EUR 1.00 (one Euro) each (“New Shares SMART”) shall be issued. The New Shares SMART shall bear the right to participate in the profits of MePay Global for the then current and all previous fiscal years. SMART shall be admitted to subscribe for the New Shares SMART pursuant to Section 3.3.3 below. Rocket, as the sole shareholder of MePay Global, hereby waives its subscription right regarding the New Shares SMART to be subscribed for by SMART.

3.3.2	Prior to the passing of the SMART Capital Increase Resolution, SMART shall pay to MePay Global a cash contribution in respect of the New Shares SMART to be subscribed for equal to the total nominal value of the aggregate number of the respective New Shares to be subscribed for (the “Contribution Amount SMART”) onto the Capital Increase Account (statement of use: “New Shares SMART”).

The Partners agree that the Contribution Amount SMART paid in respect of the New Shares SMART by SMART shall not be used for payments until such time as the SMART Capital Increase Resolution is effective, i.e. as from the execution of the notarial deed recording the SMART Capital Increase Resolution.

3.3.3	At the time (such date the “Closing Date”) when (cumulatively) the SMART Capital Increase Resolution has been passed and the Condition Precedent has been satisfied or waived in accordance with this Agreement, SMART shall subscribe for the New Shares SMART in the proper and valid form.

3.4	Rocket shall amend and restate the articles of association of MePay Global (“Articles”) in the form as set forth in Annex 3.4 concurrently with the notarization of the SMART Capital Increase Resolution as contemplated in Section 3.3.

3.5	Rocket shall procure that the Rocket Capital Increase Resolution, the SMART Capital Increase Resolution and the corresponding revision of the Articles pursuant to Section 3.4 above will be filed for registration and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) without undue delay after Rocket and SMART, respectively, have each duly subscribed for the New Shares Rocket and the New Shares SMART, respectively, pursuant to Sections 3.2 and 3.3 and have duly paid their respective Contribution Amount. In this respect Rocket shall – also in case of requests from the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) – perform all acts and make all declarations necessary for the registration of the Rocket Capital Increase, the SMART Capital Increase and the revision of the Articles pursuant to Section 3.4 above with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés).

3.6	After recording the Capital Increase SMART in a notarial deed in Luxembourg, the shares in MePay Global will be held as follows:

Shareholder	Serial Numbers of Shares	Shares in EUR	Shares in % (rounded)
Rocket	1 – 25,000	25,000	50.00
SMART	25,001 – 50,000	25,000	50.00

Total		50,000	100.00

4.	MERGER CONTROL

4.1	The Partners agree that the Condition Precedent pursuant to Section 2 shall be satisfied upon the consummation of the transactions contemplated under this Agreement (the “Transaction”) having been unconditionally cleared (or being deemed to be cleared, pursuant to the applicable laws) by all Relevant Competition Authorities (as determined pursuant to Section 4.2 below) (such date the “Clearance Date”).

4.2

Without undue delay after the date hereof (the “Signing Date”), Rocket and SMART shall instruct their respective antitrust lawyers to continue and finalize their review whether (and if so, to what extent) the consummation of the Transaction requires an antitrust clearance in any applicable jurisdiction. The Partners shall ensure that their antitrust lawyers have finalized their review within ten (10) Business Days following the date hereof (the “Review End Date”) and shall for such purpose provide their antitrust lawyers with all information and cooperation which is reasonably required and available for such review, provided that Section 4.4 3rd sentence shall apply mutatis mutandis. At the latest on the Review End Date, the Partners shall inform each other and MePay Global in writing about any jurisdiction with respect to which in their opinion (acting reasonably) an antitrust clearance is required as a legally binding prerequisite in order to implement the Transaction (each competent authority in the respective jurisdictions a “Relevant Competition Authority”).

4.3	If at the Review End Date no Relevant Competition Authority has been indicated by any Partner, the Partners are obliged to waive the Condition Precedent pursuant to Section 2.

4.4	If at the Review End Date a Relevant Competition Authority has been indicated by any Partner, the Partners shall use best commercial efforts to procure that the Clearance Date will occur without undue delay. The Partners intend to notify this Agreement to any Relevant Competition Authority without undue delay but in no event later than twenty (20) Business Days after the Review End Date. Each Party shall deliver all required information available to itself or any third party under its influence accurately, completely and in a timely manner, which is necessary or expedient for the notification of this Agreement to any Relevant Competition Authority as well as any assistance, information and documentation reasonably required by MePay Global or MePay Global’s counsel for the purpose of the filing. The Partners agree that the filing with the Relevant Competition Authorities shall be coordinated and completed by MePay Global and its counsel in cooperation and consultation with SMART and its counsel. The filing shall be submitted for review and comments to Rocket and SMART and shall be submitted only after approval by SMART (provided that such approval may only be withheld in case of inaccuracies). Rocket and SMART shall support MePay Global and its counsel in all reasonable respects and avoid any unreasonable delay in its support efforts, in particular in the delivery of information. Each Party shall bear the costs of its legal adviser. Fees charged by any Relevant Competition Authority shall be borne by MePay Global. To the extent that any information that is to be provided by a Party under this Section 4.4 is in the opinion of such Party (acting reasonably) commercially or otherwise sensitive or confidential, such Party may provide such information on a counsel-to-counsel basis only.

4.5	For reasons of completeness, the Partners also undertake to make or provide all legally required notifications or information to the competent competition authorities where at the Review End Date the antitrust lawyers of the Partners have come to the conclusion that the notification or information duty to the competition authority exists, but that such notification and/or clearance is not legally binding prerequisite to implement the Transaction. § 4.4 shall apply mutatis mutandis to these notifications / information duties.

4.6	If any competent competition authority(/ies) prohibit(s) the consummation of the Transaction, each Partner shall have the option to challenge the prohibition decision before the competent court under the condition that the respective other Partner declares its consent. The respective other Partner shall use all reasonable efforts to support the challenging Partner in the court proceedings. Each person shall bear its own costs arising from the court proceedings.

4.7	If any competent competition authority does not grant clearance or grants clearance subject to conditions and/or obligations which are not acceptable to any of the Partners, each at its sole discretion, such Partner shall have the option to rescind this Agreement within two weeks of receipt of such clearance. Prior to the exercise of the right of rescission the Partners shall enter into good faith negotiations with the aim to modify the agreement in a way that complies with the decision of competent competition authority without assuming a legal obligation to do so.

5.	CONTRIBUTIONS OF PAYMENT ASSETS

5.1	Contribution of Payment Assets by Rocket

5.1.1	Subject to the terms of this Section 5.1, Rocket hereby undertakes towards SMART to contribute the following shares in Payleven and Paymill to MePay Global as a capital contribution to the distributable reserve (account 115 of the standard chart of accountants “apport en capitaux propres non rémunérés par des titres” under the laws of the Grand Duchy of Luxembourg) without undue delay, at the latest, however, ten (10) Business Days after the date on which the Rocket Capital Increase Resolution has been passed and Rocket has subscribed for the New Shares Rocket (the “Rocket Contribution Payment Assets”):

Company	Share numbers	Aggregate nominal amount of contributed shares	Percentage of share capital
Payleven	1 – 21,870	22,690	52.4%
	21,984 – 22,000
	22,501 – 22,596
	22,823 – 22,935
	24,888 – 24,982
	24,201 – 24,266
	39,004 – 39,436
Paymill	1 – 20,778 23,815 – 23,924	20,888	49.6%

The Parties acknowledge that certain shares in Paymill and Payleven are held by a wholly-owned subsidiary of Rocket AG, Bambino 53. V V UG (haftungsbeschränkt), a limited liability company under the laws of Germany with its statutory seat in Berlin, Germany, registered with the commercial register at the local court of Charlottenburg, Germany, under no. HRB 126893 B, having its business address at Johannisstraße 20, 10117 Berlin, Germany (the “Trustee”) on trust for certain (current or former) employees and management members or business angels of Paymill or Payleven, respectively, on the basis of individual trust arrangements between the Trustee and the respective beneficiary. Rocket AG hereby undertakes to pass on to MePay Global any proceeds that the Trustee actually and finally receives in its own name and for its own account resulting from dividends or a disposal of the shares in Paymill or Payleven held by the Trustee. The obligations of Rocket AG pursuant to the preceding sentence shall become due five (5) Business Days after any such proceeds have been actually received by the Trustee.

5.1.2	The Partners acknowledge that pursuant to § 10.3 of the shareholders’ agreement in relation to Paymill dated 16 August 2012, deed roll no. CS 823/2012, notary public Christian Steinke, Berlin, as last amended by the Fifth Addendum to the Shareholders’ Agreement dated 28 and 29 January 2014, deed roll no. R 116/2014, notary public Hans-Hermann Rösch, Berlin (the “Paymill SHA”), and pursuant to § 10.4 of the New Shareholders’ Agreement in relation to Payleven dated 29 April 2013, deed roll no. R 294/2013, notary public Hans-Hermann Rösch, Berlin (the “Payleven SHA”), the respective other parties to these agreements (the “Other SHA Parties”) could have – after the Closing Date as a result of the consummation of this Agreement or any later transactions – the right to claim that MePay Global transfers the shares set out in Section 5.1.1 in regard to Paymill (the “Paymill Shares”) and/or Payleven (the “Payleven Shares”) to Rocket or a related party in the sense of Sections 15 et seq. German Stock Corporation Act (Aktiengesetz) (“Related Party”) of Rocket (the “Transfer Obligations”).

5.1.3	Rocket shall use reasonable best efforts that all Other SHA Parties without undue delay following the Signing Date waive the respective Transfer Obligation in a way that following such waiver, MePay Global is in the same legal position under the Paymill SHA and the Payleven SHA as Rocket was prior to the completion of the Rocket Contribution Payment Assets, i.e., in particular, MePay Global shall be an “Investor” under the Paymill SHA and the Payleven SHA and therefore (i) any transfer of shares in Paymill or Payleven to a Related Party of MePay Global shall be considered a “Privileged Transfer” under the Paymill SHA and the Payleven SHA and (ii) any change-of-control on the level of MePay Global shall not be relevant for or trigger any rights of Other SHA Parties under any provisions of the Paymill SHA and the Payleven SHA (the “Waiver Letters”).

5.1.4	Subject to and within the boundaries of Section 5.1.5 through Section 5.1.7 as an exclusive remedy for any failure of Rocket to provide the Waiver Letters or to consummate the Rocket Contribution Payment Assets (without prejudice to any other remedies with regard to defects in title to the shares in Paymill and Payleven), each of Rocket and Rocket AG hereby undertakes (with regard to MePay Global by way of a contractual promise for the benefit of a third party (Vertrag zugunsten Dritter)) to

(a)	indemnify MePay Global and SMART from any damage, losses, costs and expenses resulting from the Transfer Obligation or any corresponding obligation negatively affecting (i) MePay Global’s position as a shareholder in Paymill or Payleven, or (ii) SMART’s position as a shareholder in MePay Global in connection with (a) the transfer of the Paymill Shares and the Payleven Shares to MePay Global, (b) the consummation of this Agreement or (c) any later transactions, in particular transactions resulting in a change-of-control on the level of MePay Global; and

(b)	put MePay Global in a position as MePay Global would have been had the Payleven Shares and/or Paymill Shares been properly transferred to MePay Global and the Transfer Obligations not been exercised.

It is understood and confirmed by Rocket and Rocket AG that if and to the extent that any of the Waiver Letters cannot be obtained and the shares in any of Paymill or Payleven therefore have to be re-transferred from MePay Global to Rocket, Rocket and Rocket AG undertake to not (a) transfer those shares to another entity under the respective privileged transfer provision of the Paymill SHA or the Payleven SHA as the case may be, or (b) any other third party without the prior written consent of SMART.

5.1.5	Rocket hereby undertakes to indemnify MePay Global and SMART for all costs and expenses reasonably incurred by MePay Global and/or SMART in connection with the Transfer Obligation(s) or any other obligation set forth in Section 5.1.4(a), no later than five (5) Business Days after MePay Global and/or SMART has notified Rocket or Rocket AG of such costs together with reasonable evidence of such costs being incurred.

5.1.6	Rocket and Rocket AG hereby undertake to forward (and to procure that any Related Party of Rocket forwards) to MePay Global any consideration received for the disposal of any Paymill Shares and/or Payleven Shares and any dividend paid by Paymill and/or Payleven to Rocket or Rocket AG or Rocket’s Related Parties less any amount invested by Rocket or Rocket’s or Rocket AG’s Related Party after it acquired the Paymill Shares and/or Payleven Shares. The obligations of Rocket and Rocket AG pursuant to the preceding sentence shall become due five (5) Business Days after Rocket, Rocket AG or their Related Party received the respective consideration or dividend. If such consideration is subject to an adjustment (including claims for breaches of warranties), Rocket’s and Rocket AG’s obligations vis-à-vis MePay Global shall be adjusted accordingly. In case Paymill Shares and/or Payleven Shares are sold against a non-cash consideration or non-cash dividends are being distributed that Rocket or its Related Party for legal reasons cannot forward to MePay Global, this Section 5.1.6 shall apply accordingly to such non-cash consideration or non-cash dividend.

5.1.7	Rocket and Rocket AG hereby undertake not to exercise any rights as shareholder of Paymill and/or Payleven and, as the case may be, any other rights pertaining to the Paymill Shares and/or the Payleven Shares, including any voting rights, appointment rights and rights under the Paymill SHA or the Payleven SHA without the prior consent of SMART. Subject to the limitations of and the rights of third parties under the Paymill SHA, the Payleven SHA, the articles of association of Paymill and Payleven, or statutory law, in the event of the increase of the share capital of Paymill and/or Payleven it shall be offered to MePay Global to increase its (indirect) participation in these entities in the amount that Rocket or Rocket AG may increase their shareholdings.

5.1.8	Rocket and Rocket AG will use commercially reasonable efforts towards agreeing with the existing shareholders of Payleven, Paymill and Global Remittance (excluding the management participations entities) to sell their entire respective shareholdings in these entities to MePay Global at a purchase price to be agreed for such sales with SMART prior to any such acquisition.

5.2	Contributions by SMART

5.2.1	Subject to the terms of this Section 5.2, SMART hereby undertakes towards Rocket, within one hundred and twenty (120) Business Days from the Closing Date to:

(a)	Carve out all non-payment related business activities from SMI, while ensuring that, following such carve-out, no liability or obligations will attach to SMI in relation to any of the non-payment related business that has been carved out;

(b)	Change the name of SMI to Me Pay Technologies Philippines (hereinafter: “MePay Technologies Philippines”, and its shares “MePay Technologies Shares”);

(c)	Form together with SMI a separate “Go to Market” entity (hereinafter: “MePay Operations Philippines”). SMI/MePay Technologies Philippines will own 60% of MePay Operations Philippines while Smart will own the remaining 40%.

5.2.2	SMART hereby further undertakes to contribute within one hundred and twenty (120) Business Days after the Closing Date the entire share capital of MePay Technologies Philippines, which owns 60% of MePay Operations Philippines, as a capital contribution to the distributable reserve (account 115 of the standard chart of accountants “apport en capitaux propres non rémunérés par des titres” under the laws of the Grand Duchy of Luxembourg) of MePay Global (the “SMART Contribution Payment Assets”), so that the shares in MePay Technologies Philippines will be held as follows:

Company	Share numbers	Aggregate nominal amount of contributed shares	Percentage of share capital
MePay Techologies Philippines	300 million	300,000,000	100%

5.3	If and to the extent SMART fails to effect the SMART Contribution Payment Assets when due in accordance with this Section 5 and within ten (10) Bank Working Days after a written warning (to be issued by Rocket after the respective contribution fell due) such portion of the New Shares issued to SMART which corresponds to the Fair Market Value of the respective payment asset (which is to be determined in accordance with Section 7.1) may (instead of the claim for the respective contribution being enforced) be redeemed (einziehen) against payment of the nominal amount. Subject to the fulfilment of the preconditions specified in this Section 5.3, SMART hereby already consents to such a redemption of the New Shares subject to the non-fulfilment event. To the extent the New Shares are redeemed, the claim for the respective contribution of Payment Assets against the respective defaulting Partner shall lapse without Rocket having any other claim against SMART. The shareholders’ meeting of MePay Global shall be competent to resolve on the redemption. Any voting rights resulting from the respective New Shares being redeemed (eingezogen) shall be excluded, subject to the fulfilment of the preconditions specified in this Section 5.3.

5.4	Existing Obligations of Rocket AG

5.4.1	Rocket AG has entered into the shareholders’ agreements listed in Annex 5.4.1 concerning its regional holdings Asia Internet Holding S.à r.l. (“Asia IH”), Africa Internet Holding GmbH, MKC Brillant Services GmbH and Middle East Internet Holding S.à r.l. (together the “Regional Holdings”) with certain third party investors. In these shareholders’ agreements Rocket AG (or the respective Regional Holding) has agreed to certain obligations regarding exclusivity, non-competition and the launch of new business towards investors (“Existing Obligations”).

5.4.2	If necessary according to the Existing Obligations, Rocket AG hereby undertakes to present the intended cooperation with SMART as contemplated under this Agreement (including the agreed establishment and support of MePay Global) to any investor in a Regional Holding if and when the Board of Directors of MePay Global has unanimously determined that such cooperation or the establishment or acquisition of any subsidiary or participation of MePay Global could be in conflict with the Existing Obligations in relation to such Regional Holding.

5.4.3	Rocket AG shall use commercial best efforts to any required consent and waiver by an investor in a Regional Holding in relation to the intended cooperation as contemplated under this Agreement.

5.4.4	If no agreement with the shareholders of the Regional Holdings as described in Section 5.4.3 can be reached, the Parties undertake to consider alternative structures for establishing and supporting MePay Global which comply with the Existing Obligations of Rocket AG.

5.5	Rocket and Rocket AG hereby undertake to compensate MePay Global economically for any dilution in its percentage shareholding in Payleven in connection with convertible loans granted to Payleven until the date hereof such that Rocket or Rocket AG will pay to MePay Global an amount equal to any consideration that MePay Global would have received for the disposal of any Payleven Shares in a liquidity event and any dividend paid by Payleven if MePay Global had not been diluted in its percentage shareholding in Payleven in connection with such convertible loans. The obligations of Rocket and Rocket AG pursuant to the preceding sentence shall become due five (5) Business Days after any consideration or dividend has been paid in connection with Payleven shares. If such consideration is subject to an adjustment (including claims for breaches of warranties), Rocket’s and Rocket AG’s obligations vis-à-vis MePay Global shall be adjusted accordingly. § 5.1.8 shall apply accordingly in respect to the convertible loans.

6.	WARRANTIES IN RELATION TO THE PAYMENT ASSETS

6.1	Rocket hereby warrants towards SMART in the form of independent warranties (selbständige Garantieversprechen) within the meaning of section 311 para. 1 German Civil Code (Bürgerliches Gesetzbuch – BGB) that the statements in Sections 6.1.1 through 6.1.4 are true and correct as of the date on which the Rocket Contribution Payment Assets is completed, unless it is specifically provided that an independent warranty is made as of a different or additional date or dates, in which case the warranty shall be true and correct as of such different or additional date or dates.

6.1.1	Rocket is the sole owner of and has valid title to the Paymill Shares, the Payleven Shares and the entire share capital of MePay Global (the “MePay Global Shares”) and MePay Global is the sole owner of the 13,750 shares in Global Remittance as listed in Annex 1.2 (“Global Remittance Shares”). Other than the Paymill Shares, the Payleven Shares the MePay Global Shares and the Global Remittance Shares, Rocket or any Affiliate of Rocket does not hold any shares in Payleven, Paymill or MePay Global or Global Remittance other than those held for the purpose of employee and management participation programs.

6.1.2	The Paymill Shares, the Payleven Shares, the MePay Global Shares and the Global Remittance Shares are fully paid up and have not been repaid; there are no ancillary obligations (Nebenleistungen), in particular no open or hidden repayments of share capital (Einlagenrückgewähr), no hidden distribution of profits (verdeckte Gewinnausschüttung) and no hidden contributions in kind (verdeckte Sacheinlagen) have been made or have been agreed.

6.1.3	The Paymill Shares, the Payleven Shares, the MePay Global Shares and the Global Remittance Shares are not encumbered with any third parties’ rights (other than - with respect to the Paymill Shares and the Payleven Shares only - the Transfer Obligations), and no third party has a claim for granting any rights, liens or encumbrances or for the transfer or acquisition of the Paymill Shares, the Payleven Shares or the Global Remittance Shares (other than - with respect to the Paymill Shares and the Payleven Shares only - the Transfer Obligations).

6.1.4	The Paymill Shares, the Payleven Shares, the MePay Global Shares and the Global Remittance Shares have not been otherwise sold or transferred to any third party and no agreement to sell or transfer any of the Paymill Shares, the Payleven Shares or the Global Remittance Shares (other than this Agreement) exists.

6.2	Except for the representations and warranties given under Section 6.1, Rocket has not given and does not give, has not made and does not make any implied or express guarantee, representation or warranty in respect of the Paymill Shares, the Payleven Shares, the MePay Global Shares and the Global Remittance Shares.

6.3	In the event of a breach of any of the warranties set forth in Section 6.1 above, Rocket shall be obliged to restore the position of SMART that would exist if such breach had not occurred. To the extent that such restoration (i) is not possible, (ii) is not sufficient or (iii) has not been made by Rocket within sixty (60) days after Rocket has been informed about the breach in writing by MePay Global or SMART, Rocket shall compensate SMART in money for all damages within the meaning of section 249 et seqq. German Civil Code (BGB), but excluding any loss of profit and consequential damage.

6.4	Any claim for remedy due to a breach of any of the warranties pursuant to Section 6.1 above shall be time-barred (Verjährung) upon the lapse of sixty (60) months after the Signing Date. Sec. 203 of the German Civil Code (BGB) does not apply.

6.5	In the event of a breach of the warranties set forth in Section 6.1 above, the rights under Section 6.3 above shall constitute SMART’s sole and exclusive remedy; any other remedy or claims for breach of those warranties, including but without limitation to any statutory rights in case of breach of contract (such as a withdrawal from this Agreement or damages in lieu of performance (Schadensersatz statt der Leistung)), shall be excluded. Furthermore, all claims and rights of SMART based on the breach of any guarantee or representation and warranty other than explicitly set forth in Section 6.1 above as well as all claims and rights of SMART based on pre-contractual liability (Verschulden bei Vertragsschluß) or avoidance (Anfechtung) or resulting from a material change to the basic assumption of the Partners (Wegfall oder Störung der Geschäftsgrundlage) or damages for breach of contract shall be excluded. No exclusion and/or limitation of the liability of Rocket shall apply if and to the extent Rocket is liable of an intentional breach or fraudulent intent (Vorsatz oder Arglist). If one and the same fact or circumstance constitutes a violation of more than one of the representations and warranties in the meaning of Section 6.1, SMART may claim damages only once.

6.6	SMART hereby warrants towards Rocket in the form of independent warranties (selbständige Garantieversprechen) within the meaning of section 311 para. 1 German Civil Code (Bürgerliches Gesetzbuch – BGB) that the statements in Sections 6.6.1 through 6.6.4 are true and correct as of the date on which the SMART Contribution Payment Assets is completed, unless it is specifically provided that an independent warranty is made as of a different or additional date or dates, in which case the warranty shall be true and correct as of such different or additional date or dates.

6.6.1	MePay Technologies Philippines is the sole owner of and has valid title to 60% of the share capital of MePay Operations Philippines at the time when the SMART Contribution Payment Assets is completed (the “MePay Operations Philippines Shares”).

6.6.2	The MePay Operations Philippines Shares are fully paid-in and such funds have not been repaid.

6.6.3	The MePay Operations Philippines Shares are not encumbered with any third parties’ rights, and no third party has a claim for granting any rights, liens or encumbrances or for the transfer or acquisition of the MePay Operations Philippines Shares.

6.6.4	The MePay Operations Philippines Shares have not been otherwise sold or transferred to any third party and no agreement to sell or transfer any of the MePay Operations Philippines Shares (other than this Agreement) exists.

6.7	SMART hereby warrants towards Rocket in the form of independent warranties (selbständige Garantieversprechen) within the meaning of section 311 para. 1 German Civil Code (Bürgerliches Gesetzbuch – BGB) that the statements in Sections 6.7.1 through 6.7.4 are true and correct as of the date on which the SMART Contribution Payment Assets is completed, unless it is specifically provided that an independent warranty is made as of a different or additional date or dates, in which case the warranty shall be true and correct as of such different or additional date or dates.

6.7.1	SMART is the sole owner of and has valid title to the MePay Technologies Philippines Shares.

6.7.2	The MePay Technologies Philippines Shares are fully paid-in and such funds have not been repaid.

6.7.3	The MePay Technologies Philippines Shares are not encumbered with any third parties’ rights, and no third party has a claim for granting any rights, liens or encumbrances or for the transfer or acquisition of the MePay Technologies Philippines Shares.

6.7.4	The MePay Technologies Philippines Shares have not been otherwise sold or transferred to any third party and no agreement to sell or transfer any of the MePay Technologies Philippines Shares (other than this Agreement) exists.

6.8	Sections 6.2 to 6.5 above apply mutatis mutandis to the warranties set forth in Section 6.6 and 6.7 above.

7.	POTENTIAL CONTRIBUTION OF FURTHER PAYMENT ASSETS

7.1	If, within a period of 12 months from the Signing Date, the Partners jointly determine that the shares in Ecommerce Holding II S.à r.l. (Lendico) and Zencap Global S.à r.l. (Zencap) directly or indirectly held by Rocket AG (together the “Further Payment Assets”), should also be combined with the business of MePay Global, then Rocket shall use reasonable best efforts to effect a contribution of the Further Payment Assets into MePay Global against the issuance of further shares in MePay Global. In the course of such contribution, the price per share of the Further Payment Assets shall be determined in accordance with the respective latest financing round in which parties other than Related Parties of Rocket or Rocket AG have invested at each of the Further Payment Assets as of the Signing Date. The valuation of the shares in MePay Global shall correspond to the fair market value (the “Fair Market Value”) of the shares, which is determined as follows:

7.1.1	If Rocket and SMART agree on the Fair Market Value within two weeks from initializing the process, such agreement shall be decisive, or

7.1.2	the Fair Market Value shall be the higher of (i) the value determined using the respective valuation of MePay Global in the most recent financing round which in any case however must not be older than three months when initializing the process or (ii) the value assessed by an independent investment bank, such as e.g. Jeffries or JP Morgan acting as independent arbitrator with binding effect for the Partners. In case the Partners cannot agree on the investment bank, each Partner shall be entitled to request that the Chairman of the Board of Directors of the Singapore International Chamber of Commerce appoints the investment bank. The investment bank shall also decide on its costs. The Fair Market Value shall at least amount to the book value.

7.2	In case of a contribution of the Further Payment Assets as contemplated by Section 7.1, the Partners shall agree in good faith on the further terms and technical implementation of such contribution.

8.	BUSINESS OPERATIONS

8.1	MePay Global shall operate as a holding company for MePay Technologies Philippines, Payleven, Paymill, the respective “MePay Country” subsidiaries (e.g. MePay Operations Philippines), and, potentially, the Further Payment Assets.

8.2	MePay Technologies Philippines shall own the existing intellectual properties relating to the Philippine business operations, licenses and payment assets which include the development platforms (hardware and software applications) and shall further develop the joint business of the Partners relating to MePay in the area of (a) mobile and online payment systems, (b) Business to Business, Business to Consumer, and Consumer to Consumer financial transactions, (c) global and domestic remittance, (d) financial disbursements and (e) merchant payment acquisition.

8.3	MePay Global may establish a company, MePay Technologies Singapore (“MePay Technologies Singapore “) which will own future Intellectual Properties, licenses and platforms and may be the exclusive licensing agency for the future intellectual properties relating to the joint MePay business of the Partners business as enumerated in § 8.2.

8.4	MePay Global shall roll-out its business to individual countries worldwide through individual subsidiaries or joint ventures with local partners if the participation of a local partner is required. Each of the local subsidiaries will be responsible for (a) Go-To-Market and business development programs, (b) business and consumer support activities, and (c) compliance and regulatory functions in the country it is operating in.

8.5	MePay Global, MePay Technologies Singapore, MePay Technologies Philippines and MePay Operations Philippines shall operate their businesses in accordance with a business plan to be agreed upon by the Partners within 45 (forty-five) days from the Signing Date, in no event, however, prior to the Clearance Date (the “MePay Global Business Plan”).

8.6	The Partners and MePay Global shall work together in relation to the creation of synergies from the business of MePay Global and its subsidiaries on the one hand and the business of existing further ventures of both Partners on the other hand, in particular in the event that MePay Global acquires further shares in Payleven, Paymill or Global Remittance or Further Payment Assets.

9.	GROUP STRUCTURE

9.1	The Partners currently envisage that MePay Global will establish, in a first phase, a group structure as displayed in the chart in Annex 9.1.

9.2	With regard to MePay Operations Philippines, the Partners agree that MePay Technologies Philippines shall only have a participation of 60% of all shares in MePay Operations Philippines, while the Partners shall procure that MePay Global is granted, and SMART hereby undertakes to grant to MePay Global, an option (either unlimited in time, or with an exercise period as long as possible under applicable law) to acquire the stake of 40% of all shares in MePay Operations Philippines which will be retained by SMART for an option purchase price equal to the lower of 40% of (i) the net asset value of MePay Operations Philippines at the end of the last month prior to the exercise of the option and (ii) USD 375,000.00. In the event that the net asset value of MePay Operations Philippines exceeds the amount of USD 375,000, the Partners shall resolve on a dividend distribution to the respective Partners in the amount by which the net asset value exceeds USD 375,000. Such dividend shall be made prior to the sale of 40% of all shares in MePay Operations Philippines to MePay Global. The Partners agree to procure that the option pursuant to the preceding sentence is implemented in a separate option agreement to be concluded between MePay Global and SMART within 30 days after the satisfaction of the Condition Precedent. Such option agreement shall contain stipulations regarding the calculation of the net asset value and a dispute resolution mechanism should MePay Global and SMART not be able to reach an agreement in regard to such calculation. MePay Global may assign and transfer the rights under the option to MePay Technologies Philippines.

10.	BUDGET AND FUNDING

10.1	Further to establishing MePay Global as a joint venture of the Partners, the Partners agree to make additional contributions to foster MePay Global’s success.

10.2	The Partners shall pay for the initial set-up costs of MePay Global according to the initial annual budget (the “Budget”) in equal shares in cash. The initial Budget shall be agreed upon by the Partners within 45 (forty-five) days as of the Signing Date, in no event, however, prior to the Clearance Date. The Budget shall be reviewed by MePay Global at the end of each year with a view to agreeing on a new budget for the next year. If agreement on the revised budget cannot be reached within 15 (fifteen) days, the previous year’s budget continues to apply.

10.3	The Partners shall agree on an initial cash funding plan for MePay Global and a subsequent funding procedure for the participations of MePay Global (including the contributed payment assets) (together the “Cash Funding Plan”).

10.4	Further contributions by the Partners to MePay Global shall include the following:

10.4.1	Knowledge

10.4.1.1	SMART shall contribute to the extent accessible to SMART using commercially best efforts its expertise as a mobile ecosystem leader.

10.4.1.2	Rocket shall contribute its own knowledge as well as – to the extent accessible to Rocket using commercially best efforts – knowledge from Rocket AG’s global group of companies.

10.4.1.3	Both Partners shall use commercially best efforts to give MePay Global constant access to existing knowledge by rotation and exchange programmes for their personnel.

10.4.2	Initial set-up of human resources

10.4.2.1	The Partners shall agree on the numbers of full time equivalents (“FTEs”) to be designated by each Partner for the project teams working for MePay Global for the first six months after MePay Global has commenced its business. For the purposes of this Agreement, FTEs shall mean individuals working 8 hours per day on 5 days per week.

10.4.2.2	The Partners agree to send members of their personnel on internal secondments to MePay Global for terms of 6 months with the option of permanent employment subject to performance reviews.

10.5	MePay Global shall be financed by the Partners as agreed in the Business Plan and the Cash Funding Plan.

11.	MANAGEMENT OF MEPAY GLOBAL

11.1	The Partners agree that MePay Global shall be managed by its board of directors (the “Board of Directors”). The Board of Directors shall inter alia be responsible for the formation of the management teams of MePay Global as well as for the performance review of the personnel and for exercising any shareholder rights in relation to the contributed Payment Assets.

11.2	The Board of Directors shall have 4 (four) members (each a “Director”). Each Partner shall have the right to nominate 2 (two) Directors. The Partners undertake to pass a shareholders’ resolution of MePay Global enacting the rules of procedure for the Board of Directors as attached in Annex 11.2 (the “Rules of Procedure”).

11.3	All business decisions concerning MePay Global (including any decision to be taken by MePay Global as a shareholder in any of the contributed payment assets or any future subsidiary or participation of MePay Global) shall be taken by the Board of Directors in accordance with this Agreement, the Business Plan, any applicable provisions of statutory laws, the Articles, and the Rules of Procedure or any other resolutions or instructions adopted or issued by the shareholders of MePay Global.

11.4	Meetings of the Board of Directors shall be held at least monthly. Unless exceptional circumstances require otherwise, the Board of Directors shall convene at a reasonable time at MePay Global’s main offices in Luxembourg. The meetings of the Board of Directors may be held by way of virtual meetings (via telephone or video conference) without the physical presence of the Directors being necessary.

11.5	The Board of Directors’ meetings shall be called by the chairman of the Board of Directors by telefax or by e-mail to the other Directors. There shall be a period of at least 5 (five) Business Days between the day of sending the invitation and the day of the meeting of the Board of Directors.

11.6	The Board of Directors may only adopt resolutions if at least one Director nominated by either Partner is present or represented in such meeting.

11.7	Any decisions of the Board of Directors must be approved unanimously by all Directors present at the meeting. Each Director shall have 1 (one) vote at any meeting of the Board of Directors.

11.8	The prior consent of the Board of Directors shall be required for the following actions:

11.8.1	Any amendments to the Business Plan;

11.8.2	The establishment or incorporation of any company or entity by MePay Global;

11.8.3	The acquisition or sale of participations in any other company or partnership by MePay Global;

11.8.4	The Cash Funding Plan;

11.8.5	The Budget and amendments thereto;

11.8.6	Any cash funding by a shareholder to MePay Global;

11.8.7	Any cash funding by MePay Global to any subsidiary or participation (including the contributed Payment Assets);

11.8.8	The sale, transfer, pledge, charge or encumbrance of shares in, and any investment into, any subsidiary or participation (including the contributed payment assets);

11.8.9	Any capital increases or decreases concerning any subsidiary or participation (including the contributed payment assets);

11.8.10	Any IPO of a subsidiary or participation (including the contributed payment assets); and

11.8.11	The appointment and dismissal of directors of a subsidiary or participation (including the contributed payment assets).

12.	SHAREHOLDERS’ RESOLUTIONS REGARDING MEPAY GLOBAL

12.1	Meetings of the shareholders of MePay Global shall be held at a reasonable time at MePay Global’s main offices in Luxembourg. The meeting shall be held by conference-call or video conference or by any other means of communication, allowing all persons participating at such meeting to hear one another on a continuous basis and allowing an effective participation in the meeting, unless the shareholders agree that the meeting shall be held in person in Luxembourg.

12.2	A shareholders’ meeting shall be called by written notice to the shareholders via mail or electronically via e-mail by the corporate secretary of MePay Global, with such notice containing an agenda for the meeting. There shall be a period of at least 25 (twenty-five) Business Days between the day of sending the invitation and the day of the shareholders’ meeting.

12.3	Any resolutions passed in a shareholders’ meeting of the shareholders in MePay Global must be adopted unanimously by all shareholders present or represented in the meeting. The shareholders’ meeting may only adopt shareholders’ resolutions if both Partners are present or represented in the meeting.

12.4	In addition to any matters which require shareholders’ approval by operation of law, a resolution of the shareholders’ meeting of MePay Global is required for the following matters:

12.4.1	All kinds of distributions to the shareholders of MePay Global;

12.4.2	Capital increases or decreases regarding registered share capital of MePay Global;

12.4.3	The issuance of new shares and the subscription of such new shares by a shareholder or any third party; and

12.4.4	Transfer of shares in MePay Global or Affiliates of MePay Global.

12.5	The following business decisions of the Board of Directors regarding MePay Global require the subsequent approval of the shareholders by way of unanimous shareholders’ resolution as per Section 12.3 before being implemented:

12.5.1	Any loan agreements and similar financing agreements to be entered into by MePay Global or its Affiliates (as lender or borrower) with a value of more than EUR 1,000,000.00;

12.5.2	The granting of security interests in excess of an amount of EUR 1,000,000.00 by MePay Global or its Affiliates.

13.	DEADLOCK

13.1	To the extent legally permissible, the Partners undertake to ensure that their representatives at the shareholders’ meeting exercise their voting rights in accordance with this Agreement.

13.2	With regard to MePay Global there shall be a deadlock if a resolution is proposed and one of the following applies (each a “Deadlock”):

13.2.1	concerning a resolution by the Board of Directors:

13.2.1.1	no resolution has been adopted in no less than two duly called consecutive meetings of the Board of Directors in relation to the same matter as a result of the failure by the Board of Directors to reach the required unanimous decision;

13.2.1.2	the quorum required in order for a meeting of the Board of Directors to be validly held has not been reached for at least two consecutive duly convened meetings of the Board of Directors as a result of the failure by one or more of the members of the Board of Directors to attend such meetings, as the case may be or

13.2.2	concerning a resolution by the shareholders’ meeting of MePay Global:

13.2.2.1	no resolution has been adopted in at least two duly called consecutive shareholders’ meetings of MePay Global in relation to the same matter as a result of failure by the shareholders to reach the required majority; or

13.2.2.2	the quorum required in order for a shareholders’ meeting to be validly held has not been reached for at least two consecutive duly convened shareholders’ meetings of MePay Global as a result of the failure by one or more of the shareholders to attend such meeting.

13.3	Either Partner may within 20 (twenty) Business Days of the meeting at which the Deadlock arises or within 20 (twenty) Business Days of the date of the resolution in respect of which the Deadlock arises (as the case may be) (the first day being the day after the meeting or the date of the resolution, as the case may be) serve notice to the respective other Partner (the “Deadlock Notice”):

13.3.1	stating that in its opinion a Deadlock has occurred; and

13.3.2	identifying the matter giving rise to the Deadlock.

13.4	The Partners undertake that they shall use best efforts to resolve the Deadlock in good faith. This shall include the escalation of the Deadlock to the senior management level of both Partners. In the first instance, the Deadlock shall be referred to the respective Partner’s division head in charge of the business the Deadlock mainly concerns. Thereafter, the Deadlock shall be referred to the CEO level of SMART and Rocket AG.

13.5	If the Partners are unable to resolve a Deadlock within 30 (thirty) Business Days from the date of the delivery of the Deadlock Notice (such deadlock matter until resolved: the “Unresolved Deadlock”), then either Partner may (acting reasonably) within another 30 (thirty) Business Days of the expiry of the aforementioned 30 (thirty) Business Days period (the first day is the day after the day of expiry) serve a notice to the other Partner stating that the matter being subject to the Deadlock in its view is of such fundamental importance for the continuation of the MePay Global that it requires to be resolved (“Unresolved Deadlock Notice”).

13.6	If the Partners are unable to resolve the deadlock during the 60 days’ period starting on the date of the Deadlock Notice, then either Partner may by notice in writing given to the other Partner at any time during the period of 30 days starting immediately after the expiry of that 60 days’ period offer to buy all (but not some only) of the shares held by the other Partner and its Related Parties or to sell all (but not some only) of its shares for cash at a price per share specified in that notice (an “Offer Notice”). That notice shall state which of the offers is to prevail in the event that no counter-notice is served under Section 13.7. Once given, an Offer Notice shall be irrevocable.

13.7	Within 30 days of receiving an Offer Notice, the recipient may by counter-notice to the server either:

13.7.1	elect to buy all (but not some only) of the shares held by the server and its Related Parties at the price per share specified in the Offer Notice; or

13.7.2	sell all (but not some only) of the shares held by it and its Related Parties to the server at the price per share specified.

13.8	If no counter-notice is served by the recipient under Section 13.7 the recipient shall be deemed to have accepted the offer in the Offer Notice which is stated to prevail in the event that no counter-notice is served under Section 13.7.

13.9	On deemed acceptance of the Offer Notice or on service of a counter-notice under Section 13.7, a legally binding and unconditional agreement for the sale and purchase of the relevant shares shall exist. Under the terms of that agreement, the seller shall sell, or procure the sale of, the relevant shares to the buyer for the price per share specified, free from any rights, interests and encumbrances of any third party and otherwise with full title guarantee, together with the right to receive dividends paid in respect of those shares on or after the date on which the Offer Notice is given and all other rights attaching to them on or after that date.

13.10	Completion of the sale and purchase of the relevant shares shall take place at 12.30 p.m. at the offices of PayCo on the tenth Business Day after the date when the Offer Notice is given, when:

13.10.1	the relevant seller shall execute and deliver, or procure execution and delivery of, the required documentation in respect of the relevant shares, duly executed by the relevant seller and its Related Parties (as the case may be) in favour of the relevant buyer, and shall account to the relevant buyer for all distributions and other benefits received in respect of those shares between the date when the Offer Notice is given and the date of completion if and to the extent that the record dates in respect of those distributions and benefits fall on or after the date when the Offer Notice is so given; and

13.10.2	the relevant buyer shall pay the aggregate price per share specified in cleared funds to the relevant seller by telegraphic transfer of immediately available funds to any bank account of which the relevant seller gives the relevant buyer notice at least three Business Days before completion.

14.	TRANSFER RESTRICTIONS

14.1	Any sale, transfer, charge, pledge or other encumbrance of any shares in MePay Global by one Partner shall not be effective unless the respective other Partner has given its prior written consent to such transaction.

14.2	Section 14.1 shall not apply to any sale or transfer of shares in MePay Global by a Partner to an Affiliate of such Partner provided that (i) prior to such transfer, such Affiliate enters into a deed of adherence to this Agreement; (ii) the transferring Partner shall remain jointly and severally liable with such Affiliate with respect to the performance of its obligations under this Agreement; (iii) the acquiring Affiliate agrees to retransfer the acquired shares to the relevant Partner if it ceases to be an Affiliate in the sense of Section 23.2.

15.	INTELLECTUAL PROPERTY

15.1	Ownership in any IP Rights created by MePay Global by way of its business operation shall vest in MePay Global or MePay Technologies Singapore, respectively.

15.2	Any employment related agreements to be entered into by MePay Global or a subsidiary of MePay Global shall provide for market standard clauses on the grant of IP Rights to MePay Global or the respective subsidiary in relation to any work products.

15.3	For the purposes of this Agreement, “IP Rights” shall include without limitation patents, trademarks, utility models, design patents, domain names, copyright, rights in software and other ancillary copyright as well as know-how.

16.	FURTHER REPRESENTATIONS AND WARRANTIES

Each Party hereby severally and for itself represents and warrants to the respective other Party that the following statements are true and correct in relation to such Party, in each case as of the Signing Date:

16.1	The Parties as legal entities have been duly established and validly exist under their respective governing laws.

16.2	The Parties have the unrestricted authority and capacity to execute and consummate this Agreement and the transactions contemplated hereunder.

16.3	No insolvency or similar proceedings have been, or have been threatened to be, opened over the assets of a Party, and there are no circumstances that would require or justify the opening of or application for such proceedings. The opening of such proceedings has not been rejected due to a lack of assets. The Parties are neither unable to pay their debts nor over-indebted, and they are not threatened to become unable to pay their debts or over-indebted.

16.4	There is no action, suit, investigation or other proceeding pending or threatened against or affecting a Party before any court, arbitrator or governmental or administrative body that in any manner challenges or seeks to prevent, alter or delay the execution or consummation of this Agreement or the transactions contemplated hereunder.

17.	EXCLUSIVITY

17.1	The Parties hereby agree to work together to develop, incubate, grow and expand the payment services contemplated by this Agreement and offered by the entities in which MePay Global will hold direct or indirect participations, and to closely work together in the field of Payment Services (as defined below) for the period of time from when the Condition Precedent has been satisfied until the date following four years after the Closing Date in order to maximize the value of this joint venture for the Partners. The Parties undertake to collaborate and closely work together to make such products available to the entire network of companies of Rocket AG and SMART, and to seek to distribute the services of MePay Technologies Philippines to the network of companies by employing commercially best efforts to make use of the payment services that will be offered by entities, in which MePay Global holds direct or indirect participations.

17.2	Rocket, Rocket AG and SMART hereby undertake for the period of time from the date hereof until the date following four years after the Closing Date to pursue all business opportunities in the field of payment services (meaning any business that derives more than 50% of its revenues from collecting or rendering payments on behalf of or on account for third parties, and excluding, for the avoidance of doubt, the facilitation of payments by any entity relating to the non-payment related services or products offered by it or relating to any market place operated by such entity, as well as the provision of technical support) (hereinafter “Payment Services”) (whether through the founding or the acquisition of an existing company) by way of MePay Global (the “Exclusivity Obligation”). With respect to Rocket AG, the Exclusivity Obligation only extends to (i) Rocket AG itself, and (ii) any entity that is (x) an incubation company controlled by Rocket AG in which no bona fide third party investor has invested, or (y) wholly-owned by Rocket AG (disregarding any management participations).

17.3	If MePay Global decides not to pursue a particular opportunity in the field of Payment Services, Rocket and Rocket AG or SMART, respectively, shall be free to pursue such opportunity in a separate vehicle outside MePay Global.

17.4	In case of a breach of this Section 17, Rocket, Rocket AG or SMART, respectively, shall sell and transfer the respective opportunity in the field of Payment Services within two months to MePay Global at a price which corresponds to their acquisition or set-up cost of such opportunity if requested by the other shareholder in MePay Global.

17.5	The Exclusivity Obligation shall, in relation to Rocket, Rocket AG and SMART, not extend to the following participations/shareholdings:

17.5.1	Any of the companies or entities listed in Annex 17.5.1;

17.5.2	Any investment pursued by in accordance with Section 17.3.

17.6	This Section 17 shall cease to apply if MePay Global has less than EUR 500,000 in liquid funds.

18.	CHANGE OF CONTROL

18.1	In the event of a Change of Control relating to any of the Partners, the respective other Partner shall be entitled to acquire all the shares of such Partner where a Change of Control occurs. The purchase price shall amount to the Fair Market Value of the sold shares, to which § 7.1 shall apply mutatis mutandis. The selling Partner shall provide similar warranties to the purchaser as contained in § 6 of this Agreement.

18.2	“Change of Control” shall mean (i) the respective Partner becoming a subsidiary of another company or (ii) more than 50% of the voting rights for the time being of the respective Partner or the right to appoint or remove the majority of the management board, becoming vested in any individual or body or group of individuals or bodies acting in concert or (iii) all or substantially all of the business, assets and undertaking of the respective Partner becoming owned by any person, firm or company.

19.	CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

19.1	No Party shall make any announcement, communication or disclosure in relation to this Agreement, its existence, the transactions contemplated hereunder, the ongoing negotiations between the Parties or the status of the same without the other Party’s prior written consent, unless

19.1.1	disclosure is required by applicable law, by virtue of regulations, judgments, ordinances or decrees issued by any competent judicial or administrative authority or by the competent stock exchange authorities or other pertinent regulatory authorities; or

19.1.2	such announcement, communication or disclosure is made by one of the Parties in favour of its management board, supervisory board, board of directors, legal, financial or accounting consultants (together: the “Representatives”) on a need to know basis in connection with the business of MePay Global upon the Representative’s request; or

19.1.3	Such announcement, communication or disclosure is based on the reasonable judgement of the relevant Party made in line with best market practice in the respective stock market at which the relevant Party or its direct or indirect shareholders are listed.

19.2	The Parties shall keep confidential (and to ensure that their Representatives keep confidential) any information which they may receive or have received relating to the Parties themselves or to the businesses belonging to the Parties themselves or to their respective customers, with the exception of any information which is general to the Parties’ business sector and that, due to its general applicability within such business sector, is part of the know-how of both Parties (the “Confidential Information”) and shall not use or disclose such Confidential Information without the consent of the Party it refers to. The restrictions under this Section 19 shall not apply to information:

19.2.1	which is publicly available or which has become publicly available for reasons which cannot be attributed to the Parties;

19.2.2	of which the respective other Party is already aware before it being disclosed;

19.2.3	which is acquired or developed independently through the independent activity of an employee or of a consultant to which such information was not disclosed (in any case, without prejudice to the obligation of the Parties to ensure that their respective Representatives keep confidential the Confidential Information); or

19.2.4	which is disclosed in compliance with the applicable laws on stock exchange regulations or – based on the reasonable judgement of the relevant Party – best market practice, as well as in compliance with any regulation applicable to the Parties or by virtue of regulations, judgments, ordinances or decrees issued by any competent judicial or administrative authority.

20.	COSTS AND EXPENSES

20.1	Each Party shall be responsible for its own costs, expenses and taxes incurred by negotiating, concluding and consummating this Agreement including any costs, expenses and taxes incurred by the respective Party prior to the Signing Date.

20.2	Any costs, duties or stamp fees for the execution or notarisation of this Agreement (if any) shall be borne by the Partners in equal shares.

21.	TERMINATION OF THIS AGREEMENT

21.1	This Agreement runs for an indefinite period. It can be terminated by either party with a notice period of three (3) months in each case to the end of a calendar year, but not before 30 September 2029 (with effect 31 December 2029).

21.2	Each Party’s statutory right to terminate this Agreement for cause shall remain unaffected.

21.3	Any termination of this Agreement shall not affect any rights or liabilities that the Parties have accrued under it by the time the termination becomes effective.

21.4	The confidentiality provisions of Section 19 shall survive any termination of this Agreement.

22.	NOTICES

22.1	Any notice, demand or other communication under this Agreement shall be directed to:

22.1.1	if to SMART:

Mr. Orlando Vea

SMART Communications, Inc.

SMART Tower, 6799 Ayala Avenue

Makati City, Philippines

if to Rocket:

Mr. Christian Senitz

Bambino 106. VV UG (haftungsbeschränkt)

Johannisstraße 20

10117 Berlin

Germany

if to Rocket AG:

Mr. Oliver Samwer

Rocket Internet AG

Johannisstraße 20

10117 Berlin

Germany

22.2	Any notice, demand or other communication to be given under this Agreement must be in English and in writing signed by or on behalf of the Party giving it and, unless otherwise stated, may be delivered personally or sent by standard mail or by a recognised courier service, fees prepaid, or by fax, to the recipient at its address set out in Section 22.1.

22.3	Notices transmitted by e-mail are not considered to be in writing for the purposes of this Section 22. General communication between the Parties in connection with this Agreement may be transmitted by e-mail.

23.	MISCELLANEOUS

23.1	The headings and sub-headings of the sections contained herein are for convenience and reference purposes only and shall not affect the meaning or construction of any of the provisions hereof.

23.2	In this Agreement, “Affiliate” means with respect to any entity or person another entity or person which directly or indirectly, (i) controls, (ii) is controlled by, or (iii) is under common control with that person or entity. For the purposes of this definition, control shall include direct or indirect beneficial or legal ownership of 50% or more of the shares or other participation interests or voting rights in an entity or person.

23.3	In this Agreement, “Business Day” shall mean days on which banks in Berlin (Germany), Luxembourg (Grand Duchy of Luxembourg), Makati (Philippines) and Singapore (Singapore) are open for the general public except a Saturday or a Sunday.

23.4	This Agreement including its Annexes constitutes the entire agreement of the Parties in relation to the subject matter hereof and there are no undertakings, promises or terms, oral or written, other than those set out in this Agreement. All annexes form an integral part of this Agreement.

23.5	This Agreement shall be governed by and construed in accordance with the substantive laws of Germany.

23.6	Any disputes of the Parties resulting out of or in connection with this Agreement shall exclusively be settled by arbitration in accordance with the rules of the German Institution of Arbitration (DIS-SchO) and the supplementary rules for corporate litigation (DIS-ERGes). The arbitration tribunal shall be composed of three arbitrators. The claimant and the respondent shall each nominate one member of the tribunal. The third member of the tribunal shall be mutually appointed by the members nominated by the claimant and the respondent and shall be the chairman. The place of arbitration shall be Berlin. The arbitration proceedings shall be conducted in English.

23.7	Should any provision of this Agreement be or become invalid, ineffective or un-enforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and the purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The same applies to any gap in this Agreement.

23.8	Any amendments, changes or variations to this Agreement may only be made in writing except where a stricter form (such as notarisation) is required under applicable laws. This also applies to this Section 23.8.

This record and all its Annexes have been read to the persons appearing by the Notary, have been approved by them and have been personally signed by them and the Notary as follows:

sign. Simon Pfefferle

sign. Michael Sturm

sign. Arnold, Notary

January 5, 2015

Confirmation of power of attorney

The signatory,

Mr. Napoleon L. Nazareno, born November 26, 1949, with business address at c/o Smart Communications, Inc., 6799 Ayala Avenue, Makati City, Philippines

acting with sole power of representation as Director of

SMART Communications, Inc., with business address at 6799 Ayala Avenue, Makati City, Philippines (SMART)

hereby confirms that

Mr. Simon Roland Pfefferle, with business address at Potsdamer Platz 1, 10785 Berlin was entitled to make the declarations for Smart contained in the deed dated December 22, 2014 (deed no. A 521/2014 of notary Karin Arnold in Berlin, Germany). The content of the entire deed is known in every part. The deed is hereby confirmed.

The notary Karin Arnold is hereby authorized to notify the other parties to the aforementioned deed of this confirmation.

/s/ Napoleon L. Nazareno
NAPOLEON L. NAZARENO
President & CEO
Smart Communications, Inc.
Makati City

January 5, 2015

Confirmation of power of attorney

The signatory,

Mr. Christian Senitz, born January 27, 1978, with business address at c/o Bambino 106. V V UG (haftungsbeschrankt), Johannisstraße 20, 10117 Berlin, Germany,

acting with sole power of representation as Managing Director of

Bambino 106. V V UG (haftungsbeschrankt), with business address at Johannisstraße 20, 10117 Berlin, Germany hereby confirms that

Mr. Michael Sturm, with business address at Charlottenstraße 57, 10117 Berlin was entitled to make declarations for Bambino 106. V V UG (haftungsbeschrankt) contained in the deed dated December 22, 2014 (deed no. A 521/2014 of notary Karin Arnold in Berlin, Germany). The content of the entire deed is known in every part. The deed is hereby confirmed.

The notary Karin Arnold is hereby authorized to notify the other parties to the aforementioned deed of this confirmation.

/s/ Christian Senitz
CHRISTIAN SENITZ
Managing Director
Bambino 106 V V UG (haftungsberschrankt)

January 5, 2015

Confirmation of power of attorney

The signatories,

Mr. Alexander Kudlich, born February 5, 1980, with business address at c/o Rocket Internet AG, Johannisstraße 20, 10117 Berlin, Germany

acting with power of representation as Member of the Management Board of Rocket Internet AG, with business address at Johannisstraße 20, 10117 Berlin, Germany and

Mr. Christian Senitz, born January 27, 1978, with business address at c/o Rocket Internet AG, Johannisstraße 20, 10117 Berlin, Germany,

acting with power of representation as authorized proxy (Prokurist) of Rocket Internet AG, with business address at Johannisstraße 20, 10117 Berlin, Germany hereby confirm that

Mr. Michael Sturm, with business address at Charlottenstraße 57, 10117 Berlin was entitled to make declarations for Rocket Internet AG contained in the deed dated December 22, 2014 (deed no. A 521/2014 of notary Karin Arnold in Berlin, Germany). The content of the entire deed is known in every part. The deed is hereby confirmed.

The notary Karin Arnold is hereby authorized to notify the other parties to the aforementioned deed of this confirmation.

/s/ Alexander Kudlich	/s/ Christian Senitz
ALEXANDER KUDLICH	CHRISTIAN SENITZ
Member of the Management Board	Prokurist
Rocket Internet AG	Rocket Internet AG